Finisar Announces Record Annual Revenues for Fiscal 2011

Record Annual Revenues of $948.8 Million, 50.6% Y-Y Growth

Annual Non-GAAP Operating Margin of 15.6%

Record Annual Non-GAAP Earnings per Diluted Share of $1.55

SUNNYVALE, CA -- (Marketwire - June 15, 2011) - Finisar Corporation (NASDAQ: FNSR), a global technology leader for subsystems and components for fiber optics communications, today announced financial results for its fourth quarter and fiscal year ended April 30, 2011.

COMMENTARY

"In our just completed fiscal year ended April 30, 2011, our revenues were a record $948.8 million, which represented 50.6% growth over fiscal 2010. In addition, we achieved records for fiscal year operating profit, net income, and earnings per share. For the fourth fiscal quarter, our revenues were $236.9 million, 25.7% greater than the prior year period and 9.9% less than the prior quarter. The sequential decline in revenues was primarily driven by soft demand from our telecom customers, particularly Chinese OEMs. Despite the decline in revenues compared to the prior quarter, we were able to achieve non-GAAP gross margin of 34.2%, exceeding our prior guidance of 32% to 33%, through a combination of reduced spending and improved manufacturing yields. Our non-GAAP earnings per diluted share was $0.33," said Jerry Rawls, Finisar's executive Chairman of the Board.

"During the quarter we continued to invest in our new product development programs, including tunable XFP, to generate a significant pipeline of new products. We expect this pipeline will enable us to win new opportunities with both LAN/SAN and telecom customers and expand our market share. We are currently in qualification with fifteen customers for our tunable XFP transceiver and expect production of this product to start to ramp during the first fiscal quarter of 2012. In addition, on May 18, we successfully closed our previously announced cash tender offer for the shares of Ignis ASA. We now hold approximately 81% of the outstanding shares of Ignis. We believe Ignis's whole-owned subsidiary, Syntune, will provide us a secure supply of superior tunable lasers used in producing our tunable XFP transceiver," said Eitan Gertel, Finisar's Chief Executive Officer.

        FINANCIAL HIGHLIGHTS - FOURTH QUARTER ENDED April 30, 2011

                                            Fourth     Fourth      Third
                                           Quarter    Quarter     Quarter
Summary GAAP Results                        Ended      Ended       Ended
                                           April 30,  April 30, January 30,
                                             2011       2010        2011
                                           ---------  ---------  ---------
                                              (in thousands, except
                                                per share amounts)

Continuing operations
Revenues                                   $ 236,946  $ 188,490  $ 263,016
Gross margin                                    31.6%      31.2%      32.0%
Operating expenses                         $  53,644  $  45,932  $  53,466
Operating income                           $  21,265  $  12,919  $  30,599
Operating  margin                                9.0%       6.9%      11.6%
Income                                     $  16,352  $  14,111  $  18,821
Income per share-basic                     $    0.18  $    0.20  $    0.24
Income per share-diluted                   $    0.17  $    0.19  $    0.22

Basic shares                                  89,584     70,596     80,080
Diluted shares                                97,837     82,351     93,388

                                            Fourth     Fourth      Third
                                           Quarter    Quarter     Quarter
     Summary Non-GAAP Results (a)           Ended      Ended       Ended
                                           April 30,  April 30, January 30,
                                             2011       2010        2011
                                           ---------  ---------  ---------
                                              (in thousands, except
                                                per share amounts)

Continuing operations
Revenues                                   $ 236,946  $ 188,490  $ 263,016
Gross margin                                    34.2%      32.6%      34.7%
Operating expenses                         $  48,043  $  43,186  $  46,423
Operating income                           $  33,069  $  18,331  $  44,735
Operating margin                                14.0%       9.7%      17.0%
Income                                     $  32,113  $  16,685  $  42,521
Income per share-basic                     $    0.36  $    0.24  $    0.53
Income per share-diluted                   $    0.33  $    0.22  $    0.47

Basic shares                                  89,584     70,596     80,080
Diluted shares                                97,837     82,483     93,388

(a) In evaluating the operating performance of Finisar's business, Finisar management utilizes financial measures that exclude certain charges and credits required by U.S. generally accepted accounting principles, or GAAP, that are considered by management to be outside Finisar's core operating results.  A reconciliation of Finisar's non-GAAP financial measures to the most directly comparable GAAP measures, as well as additional related information can be found under the heading
    "Finisar Non-GAAP Financial Measures" below.

Highlights for the fourth quarter of fiscal 2011 under GAAP:
-- Revenues of $236.9 million increased $48.5M, or 25.7%, from $188.5 million in the fourth quarter of the prior year, but were down $26.1 million, or (9.9)%, from $263.0 million in the preceding quarter.
-- Compared to the fourth quarter of the prior year, the sale of 10 Gbps or faster products increased by $35.5 million, or 48.0%, the sale of less than 10 Gbps products increased by $6.9 million, or 8.3%, the sale of
   WSS/ROADM line card products increased by $ 7.1 million, or 26.4%, and the sale of products for analog and CATV applications decreased by $1.1 million, or (24.8)%.
-- Compared to the preceding quarter, the sale of 10 Gbps or faster products decreased by $8.2 million, or (7.0)%, the sale of less than 10
   Gbps products decreased by $3.6 million, or (3.9)%, the sale of
   WSS/ROADM line card products decreased by $13.7 million, or (28.7)%, and the sale of products for analog and cable television (CATV) applications decreased by $0.5 million, or (13.6)%.
-- Gross margin increased to 31.6% of revenues from 31.2% in the fourth quarter of the prior year and decreased from 32.0% in the preceding quarter.
-- Operating income increased $8.3 million to $21.3 million, or 9.0% of revenues, compared to $12.9 million, or 6.9% of revenues, in the fourth quarter of the prior year. Operating income decreased from $30.6 million, or 11.6% of revenues, in the preceding quarter.  This decrease in GAAP operating income was primarily the result of the impact of reduced revenue levels.
-- Income from continuing operations was $16.4 million, or $0.17 per diluted share, compared to $14.1 million, or $0.19 per share, in the fourth quarter of the prior year and $18.8 million, or $0.22 per diluted share, in the preceding quarter.
-- Cash and cash equivalents totaled $314.8 million at the end of the fourth quarter compared to $310.2 million at the end of the preceding quarter.
-- On March 11 and 12, 2011, Finisar acquired 18.3 million shares of Ignis from certain existing Ignis shareholders, for NOK 8 per share in cash, or an aggregate purchase price of NOK 147 million or approximately USD
   $26 million.  These purchases brought Finisar's total ownership to
   25.7 million shares, or approximately 32% of the outstanding Ignis shares on a fully-diluted basis.  In addition, during the quarter,
   Finisar made a voluntary public cash offer to acquire all of the outstanding shares of Ignis that it did not already own for NOK 8 per share.
-- Subsequent to the end of the quarter, the voluntary tender offer closed with Finisar acquiring approximately 37.9 million additional shares of
   Ignis, representing approximately 48% of the outstanding shares.  These shares, combined with the 25.7 million shares held by Finisar before the offer, brought Finisar's total ownership to approximately 81% of the outstanding Ignis shares.
-- Finisar subsequently launched a mandatory tender offer for the remaining shares of Ignis at a purchase price of NOK 8 per share. The offer period is scheduled to end on June 22, 2011, unless extended by
   Finisar.
-- Days sales outstanding were 65 days compared to 61 days in the prior quarter. Inventory turns decreased to 3.4 compared to 4.0 in the preceding quarter.
-- Capital expenditures were $19.4 million compared to $19.0 million in the preceding quarter.
-- Under Finisar's $70.0 million secured credit facility with Wells Fargo
   Foothill, LLC, no borrowings were outstanding and $66.6 million was available to borrow at the end of the fourth quarter.
-- As previously announced, in several privately-negotiated transactions completed during the early part of the quarter, Finisar exchanged an aggregate of approximately $17.8 million of its outstanding 5%
   Convertible Senior Notes due 2029 for approximately 1.7 million shares of the Company's common stock, based on the conversion price of the notes of approximately $10.68 per share, plus a total of approximately
   75,000 additional shares, including approximately 8,000 shares issued in payment of accrued and unpaid interest. At the end of the quarter, approximately $40.0 million in principal amount of the notes remained outstanding.

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Finisar provides supplemental information regarding its operating performance on a non-GAAP basis. Finisar believes this supplemental information provides investors and management with additional insight into its underlying core operating performance by excluding a number of non-cash and cash charges, as well as infrequently occurring gains or losses principally related to acquisitions, the sale of minority investments, restructuring or other transition activities, legal settlements, impairments and financing transactions. For the fourth quarter of fiscal 2011, items related to continuing operations representing a net charge of approximately $15.8 million were excluded. Excluded charges included $5.6 million in non-cash stock-based compensation expenses; $1.5 million in non-cash amortization charges related to acquired developed technology and other purchased intangibles arising from previous acquisitions; a non-cash charge of $413,000 related to the Company's equity interest in the net loss of Ignis due to Finisar's 32% ownership position in Ignis; a charge of $389,000 representing the difference between cash payments for income taxes and the related GAAP tax provision, less non-recurring items; a $574,000 non-cash charge related to foreign exchange losses; $3.7 million in non-cash charges related to slow-moving and excess inventory; a non-cash charge of $2.4 million for induced conversion expense related to the exchange of convertible notes for common stock; a $258,000 non-cash charge for acceleration of the amortization of previously paid fees associated with the original issuance of the exchanged portion of the notes; and $1.0 million in non-recurring transaction expenses related to the acquisition of the Ignis shares. Other excluded items are described in Finisar Non-GAAP Financial Measures below.

Highlights for the fourth quarter of fiscal 2011 on a non-GAAP basis:

-- Non-GAAP gross margin increased to 34.2% of revenues from 32.6% in the fourth quarter of the prior year and decreased from 34.7% in the preceding quarter. The improvement compared to the prior year reflects both a favorable shift in product mix and a reduction in manufacturing unit costs due to higher shipment volumes.  The decrease in gross margin compared to the preceding quarter was due primarily to the lower revenue levels.
-- Non-GAAP operating expenses increased $4.9 million from $43.2 million in the fourth quarter of the prior year and increased $1.6 million from
   $46.4 million in the preceding quarter driven by higher research and development expenses associated with the development and qualification of new products, including the tunable XFP transceiver. Non-GAAP operating expenses as a percent of revenues decreased to 20.3% from
   22.9% in the fourth quarter of the prior year due primarily to revenues growing faster than expenses and increased from 17.7% from the preceding quarter due primarily to the lower revenue level.
-- Non-GAAP operating income was $33.1 million, or 14.0% of revenues, up
   $14.7 million from $18.3 million, or 9.7% of revenues, in the fourth quarter of the prior year and a decrease of $11.7 million from $44.7 million, or 17.0% of revenues, in the preceding quarter.
-- Non-GAAP income from continuing operations was $32.1 million, or $0.33 per diluted share, compared to $16.7 million, or $0.22 per diluted share, in the fourth quarter of the prior year and $42.5 million, or
   $0.47 per diluted share, in the preceding quarter.
-- Non-GAAP EBITDA increased to $43.0 million from $26.0 million in the fourth quarter of the prior year and declined from $53.6 million in the preceding quarter.

         FINANCIAL HIGHLIGHTS - FISCAL YEARS ENDED APRIL 30, 2011

                                       Fiscal Year  Fiscal Year   FY2011
Summary GAAP Results                      Ended        Ended      Higher
                                        April 30,    April 30, (Lower) Than
                                           2011        2010       FY2010
                                        ----------  ----------  ----------
                                          (in thousands, except per share
                                                     amounts)
Continuing operations
Revenues                                $  948,787  $  629,880  $  318,907
Gross margin                                  32.9%       28.5%        4.4%
Operating expenses                      $  200,556  $  168,445  $   32,111
Operating  income                       $  111,716  $   11,296  $  100,420
Operating  margin                             11.8%        1.8%       10.0%
Income (loss)                           $   88,379  $  (22,806) $  111,185
Income (loss) per share-basic           $     1.10  $    (0.35) $     1.45
Income (loss) per share-diluted         $     1.00  $    (0.35) $     1.35

Basic shares                                80,582      64,952      15,630
Diluted shares                              92,715      64,952      27,763

                                       Fiscal Year  Fiscal Year   FY2011
Summary Non-GAAP Results (a)              Ended        Ended      Higher
                                        April 30,    April 30, (Lower) Than
                                           2011        2010       FY2010
                                        ----------  ----------  ----------
                                          (in thousands, except per share
                                                     amounts)

Continuing operations
Revenues                                $  948,787  $  629,880  $  318,907
Gross margin                                  34.9%       31.0%        3.9%
Operating expenses                      $  183,294  $  150,811  $   32,483
Operating income                        $  147,744  $   44,675  $  103,069
Operating margin                              15.6%        7.1%        8.5%
Income                                  $  138,748  $   37,462  $  101,286
Income per share-basic                  $     1.72  $     0.58  $     1.14
Income per share-diluted                $     1.55  $     0.56  $     0.99

Basic shares                                80,582      64,952      15,630
Diluted shares                              92,715      66,704      26,011

Highlights for fiscal year 2011 under GAAP:

-- Total revenues increased to $948.8 million, up $318.9 million, or 50.6%, from $629.9 million in the prior year.
-- Of the $318.9 million increase in revenues, the sale of products for applications equal to or greater than 10 Gbps increased $180.1 million, or 72.4%, the sale of products for applications less than 10 Gbps increased $64.3 million, or 22.2%, the sale of WSS/ROADM line card products increased $78.5 million, or 108.4%, and the sale of products for analog and CATV applications decreased $3.9 million, or (20.6)%.
-- Gross margin increased to 32.9% from 28.5% in the prior year.
-- Operating expenses totaled $200.6 million, up 19.1%, from $168.4 million in the prior year.
-- Operating income increased by $100.4 million to $111.7 million, or 11.8%
   of revenues, compared to $11.3 million.
-- Net income totaled $88.4 million, or $1.00 per diluted share, compared to a net loss of $(22.8) million, or $(0.35) per share, in the prior year, which included a charge of $4.2 million for the non-cash restructuring expenses.
-- Loss from discontinued operations totaled $(284,000), or $(0.00) per diluted share, compared to income of $36.9 million, or $0.57 per diluted share, reflecting the sale of the Company's Network Tools business in the prior year.

For fiscal 2011, items excluded under non-GAAP results totaled a net charge of $50.4 million. Excluded benefits and charges included a non-recurring benefit of $2.5 million representing the portion of the cash received under the settlement and cross license agreement with Source Photonics that was attributable to past damages, net of related legal fees; a $3.5 million non-recurring charge representing the amount of an adverse judgment related to patent litigation with Emcore; $8.3 million in non-cash charges for induced conversion expense related to the exchange of convertible notes for common stock; a $878,000 non-cash charge for acceleration of the amortization of previously paid fees associated with the original issuance of the exchanged portion of the notes; $1.0 million in non-recurring transaction expenses related to acquisition of the Ignis shares; $18.5 million in non-cash stock-based compensation expenses; $6.2 million in non-cash amortization charges related to acquired developed technology and other purchased intangibles arising from previous acquisitions; $9.3 million in non-cash charges related to slow-moving and excess inventory; $742,000 in non-cash charges for imputed interest expense on the Company's debt obligations; $2.4 million in non-cash losses on foreign currency translation; a non-cash charge of $413,000 related to the Company's equity interest in the net loss of Ignis due to Finisar's 32% ownership position in Ignis; and a $1.5 million charge representing the difference between cash payments for income taxes and the related GAAP tax provision, less non-recurring items. Other items are as described in Finisar Non-GAAP Financial Measures below.

Highlights for fiscal 2011 on a non-GAAP basis:

-- Non-GAAP gross margin was 34.9% compared to 31.0% in the prior year.
-- Non-GAAP operating expenses totaled $183.3 million, an increase of
   $32.5 million, or 21.5%, from $150.8 million in the prior year, due primarily to an increase in spending for research and development.
-- Non-GAAP operating income totaled $147.7 million, or 15.6% of revenues, compared to $44.7 million, or 7.1% of revenues, in the prior year.
-- Non-GAAP income from continuing operations totaled $138.7 million, or
   $1.55 per diluted share, compared to income of $37.5 million, or $.56 per diluted share, in the prior year.
-- Non-GAAP EBITDA increased to $183.4 million compared to $74.0 million in the prior year.
-- Capital expenditures totaled $64.0 million compared to $31.4 million in the prior year.

OUTLOOK

During the first quarter ending July 31, 2011, prior to reflecting the impact of consolidation accounting associated with Finisar's ownership stake in Ignis, the Company indicated that it currently expects revenues to be in the range of $215 to $230 million; GAAP operating margin to be in the range of approximately 4% to 6%; non-GAAP operating margin to be in the range of 8% to 10% and non-GAAP earnings per diluted share to be in the range of approximately $0.17 to $0.21.

During the first quarter ending July 31, 2011, Finisar will apply consolidation accounting for its ownership interest in Ignis from May 18, 2011, the date Finisar acquired a controlling interest in Ignis, through June 30, 2011, the end of Ignis's fiscal quarter, or approximately 50% of Finisar's first fiscal quarter. Finisar expects the impact of the consolidation (including the elimination of any intercompany revenue and other items) will be (i) additional revenues of approximately $6.5 million, with a non-GAAP gross margin of approximately 23-24%, (ii) an additional non-GAAP net operating loss of approximately $1.0 million and (iii) a negative impact to non-GAAP earnings per diluted share of approximately $(0.01). As previously announced, Finisar expects the transaction with Ignis to be accretive to non-GAAP earnings per diluted share within one year following the closing of the tender offer, subject to the achievement of anticipated synergies.

Therefore, taking into account the impact of the consolidation of Ignis, the Company indicated that it currently expects first fiscal quarter revenues to be in the range of $221 to $236 million; GAAP operating margin to be in the range of approximately 3.3% to 5.3%; non-GAAP operating margin to be in the range of 7.3% to 9.3% and non-GAAP earnings per diluted share to be in the range of approximately $0.16 to $0.20.

CONFERENCE CALL

Finisar will discuss its financial results for the fourth quarter and current business outlook during its regular quarterly conference call scheduled for Wednesday, June 15, 2011, at 2:00pm PDT (5:00pm EDT). To listen to the call you may connect through the Finisar investor relations page at http://investor.finisar.com/ or dial 1-866-288-0543 (domestic) or (913) 312-0962 (international) and enter conference ID 8133127.

An audio replay will be available for two weeks following the call by dialing 1-888-203-1112 (domestic) or (719) 457-0820 and then following the prompts: enter conference ID 8133127 and provide your name, affiliation, and contact number. A replay of the webcast will be available shortly after the conclusion of the call on the Company's website until the next regularly scheduled earnings conference call.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. Examples of such risks include those associated with: the uncertainty of customer demand for Finisar's products; the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; ongoing new product development and introduction of new and enhanced products; challenges related to the integration of the Ignis acquisition and realizing anticipated benefits of improved access to a supply of tunable lasers; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to Finisar's business is set forth in Finisar's annual report on Form 10-K (filed July 1, 2010) and quarterly SEC filings.

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and components that enable high-speed voice, video and data communications for telecommunications, networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.

FINISAR FINANCIAL STATEMENTS

The following financial tables are presented in accordance with GAAP.

                            Finisar Corporation
                  Consolidated Statements of Operations

                                                                   Three
                                                                   Months
                      Three Months Ended   Twelve Months Ended     Ended
                     --------------------  --------------------  ---------
                     April 30,  April 30,  April 30,  April 30, January 30,
                       2011       2010       2011       2010        2011
                     ---------  ---------  ---------  ---------  ---------
                                                                (Unaudited)

                             (in thousands, except per share data)
 Revenues            $ 236,946  $ 188,490  $ 948,787  $ 629,880  $ 263,016
 Cost of revenues      160,966    128,447    631,831    445,370    177,730
 Amortization of
  acquired developed
  technology             1,071      1,192      4,684      4,769      1,221
                     ---------  ---------  ---------  ---------  ---------
 Gross profit           74,909     58,851    312,272    179,741     84,065
 Gross margin             31.6%      31.2%      32.9%      28.5%      32.0%
 Operating expenses:
     Research and
      development       32,909     27,256    117,281     94,770     29,607
     Sales and
      marketing          9,025      8,648     36,165     30,702      8,818
     General and
      administrative    11,328      9,645     45,579     36,772     14,658
     Amortization of
      purchased
      intangibles          382        383      1,531      2,028        383
     Restructuring
      costs                  -          -          -      4,173          -
                     ---------  ---------  ---------  ---------  ---------
         Total
          operating
          expenses      53,644     45,932    200,556    168,445     53,466
                     ---------  ---------  ---------  ---------  ---------
 Income from
  operations            21,265     12,919    111,716     11,296     30,599
 Interest income            91         40        530        144        204
 Interest expense         (668)    (2,115)    (6,365)    (8,957)    (1,465)
 Loss on repayment/
  purchase/conversion
  of convertible notes  (2,394)         -     (8,340)   (25,039)    (5,946)
 Other income
  (expense), net        (1,311)     1,009     (4,715)    (1,890)    (3,404)
                     ---------  ---------  ---------  ---------  ---------
 Income (loss) from
  continuing
  operations before
  income taxes          16,983     11,853     92,826    (24,446)    19,988
 Provision for
  (benefit from)
  income taxes             631     (2,258)     4,447     (1,640)     1,167
                     ---------  ---------  ---------  ---------  ---------
Income (loss) from
 continuing
 operations             16,352     14,111     88,379    (22,806)    18,821
Income (loss) from
 discontinued
 operations, net of
 taxes                       -         56       (284)    36,937          -
                     ---------  ---------  ---------  ---------  ---------
Net income           $  16,352  $  14,167  $  88,095  $  14,131  $  18,821
                     =========  =========  =========  =========  =========

Income (loss) per
 share from
 continuing
 operations - basic  $    0.18  $    0.20  $    1.10  $   (0.35) $    0.24
Income (loss) per
 share from
 continuing
 operations -
 diluted             $    0.17  $    0.19  $    1.00  $   (0.35) $    0.22

Income (loss) per
 share from
 discontinued
 operations - basic  $       -  $    0.00  $   (0.00) $    0.57  $       -
Income (loss) per
 share from
 discontinued
 operations -
 diluted             $       -  $    0.00  $   (0.00) $    0.57  $       -

Shares used in
 computing net loss
 per share from
 continuing
 operations - basic     89,584     70,596     80,582     64,952     80,080

Shares used in
 computing net loss
 per share from
 continuing
 operations -
 diluted                97,837     82,351     92,715     64,952     93,388

Shares used in
 computing net
 income (loss) per
 share from
 discontinued
 operations - basic     89,584     70,596     80,582     64,952     80,080

Shares used in
 computing net
 income (loss) per
 share from
 discontinued
 operations -
 diluted                97,837     82,351     92,715     64,952     93,388

                            Finisar Corporation
                        Consolidated Balance Sheets
                              (In thousands)

                 April 30,  January 30, October 31,  August 1,   April 30,
                   2011        2011        2010        2010        2010
                ----------  ----------  ----------  ----------  ----------
               (unaudited)  (unaudited) (unaudited) (unaudited)

    ASSETS
Current assets:
  Cash and cash
   equivalents  $  314,765  $  310,232  $  184,928  $  192,152  $  207,024
  Accounts
   receivable,
   net             168,386     175,173     173,243     152,477     127,617
  Accounts
   receivable,
   other            12,733      13,910      11,826       9,885      12,855
  Inventories      187,617     176,811     167,021     154,586     139,525
  Deferred tax
   assets                -       2,437       1,559         852       2,238
  Prepaid expenses   9,906      11,253       9,571       7,306       6,956
                ----------  ----------  ----------  ----------  ----------
    Total current
     assets        693,407     689,816     548,148     517,258     496,215
Property,
 equipment and
 improvements,
 net               125,693     112,324     100,960      93,386      89,214
Purchased
 technology, net     7,332       8,403       9,576      10,497      11,689
Other intangible
 assets, net        10,107      10,509      10,910      11,312      11,713
Minority
 investments        12,289      18,610      18,169      12,289      12,289
Equity method
 investments        31,142           -           -           -           -
Other assets         5,179       4,178       4,995       5,131       5,610
                ----------  ----------  ----------  ----------  ----------
    Total
     assets     $  885,149  $  843,840  $  692,758  $  649,873  $  626,730
                ==========  ==========  ==========  ==========  ==========

 LIABILITIES AND
  STOCKHOLDERS'
    EQUITY
Current
 liabilities:
  Accounts
   payable      $   76,288  $   83,263  $   86,598  $   79,121  $   76,838
  Accrued
   compensation     24,525      21,872      21,861      14,479      18,289
  Other accrued
   liabilities      25,112      25,101      20,739      20,206      21,798
  Deferred
   revenue           8,064       7,186       8,475       6,290       6,571
  Current
   portion of
   convertible
   notes                 -           -           -      29,214      28,839
  Current
   portion of
   long-term
   debt                  -           -       4,000       4,000       4,000
                ----------  ----------  ----------  ----------  ----------
    Total current
     liabilities   133,989     137,422     141,673     153,310     156,335
Long-term
 liabilities:
  Convertible
   notes, net
   of current
   portion          40,015      57,850     100,000     100,000     100,000
  Long-term debt,
   net of current
   portion               -           -      13,250      14,250      15,250
  Other
   non-current
   liabilities      11,988      12,706      12,762       6,102       6,260
  Deferred tax
   liabilities           -         387         328         255         239
                ----------  ----------  ----------  ----------  ----------
    Total
     liabilities   185,992     208,365     268,013     273,917     278,084
Stockholders'
 equity:
  Common stock          90          87          77          76          76
  Additional
   paid-in
   capital       2,275,600   2,239,726   2,048,708   2,038,636   2,030,373
  Accumulated
   other
   comprehensive
   income           32,966      21,513      20,632      15,712      15,791
  Accumulated
   deficit      (1,609,499) (1,625,851) (1,644,672) (1,678,468) (1,697,594)
                ----------  ----------  ----------  ----------  ----------
    Total
     stockholders'
     equity        699,157     635,475     424,745     375,956     348,646
                ----------  ----------  ----------  ----------  ----------
Total liabilities
 and stockholders'
 equity         $  885,149  $  843,840  $  692,758  $  649,873  $  626,730
                ==========  ==========  ==========  ==========  ==========

FINISAR NON-GAAP FINANCIAL MEASURES

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Finisar provides supplemental information regarding the Company's operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or which occur relatively infrequently and which management considers to be outside our core operating results. Some of these non-GAAP measures also exclude the ongoing impact of historical business decisions made in different business and economic environments. Management believes that tracking non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share provides management and the investment community with valuable insight into our current operations, our ability to generate cash and the underlying business trends which are affecting our performance. These non-GAAP measures are used by both management and our Board of Directors, along with the comparable GAAP information, in evaluating our current performance and planning our future business activities. In particular, management finds it useful to exclude non-cash charges in order to better correlate our operating activities with our ability to generate cash from operations and to exclude non-recurring and infrequently incurred cash charges as a means of more accurately predicting our liquidity requirements. We believe that these non-GAAP measures, when used in conjunction with our GAAP financial information, also allow investors to better evaluate our financial performance in comparison to other periods and to other companies in our industry.

In calculating non-GAAP gross profit in this release, we have excluded the following items from cost of revenues in applicable periods:

-- Changes in excess and obsolete inventory reserve (predominantly non-cash charges or non-cash benefits);
-- Amortization of acquired technology (non-cash charges related to technology obtained in acquisitions);
-- Stock-based compensation expense (non-cash charges);
-- The cost of covering employee and employer tax liabilities
   (non-recurring cash charges) arising from the special investigation into our historical stock option granting practices;
-- Purchase accounting adjustment for sale of acquired inventory (non-cash charges); and
-- Reduction in force costs (non-recurring charges).

In calculating non-GAAP operating income in this release, we have excluded the same items to the extent they are classified as operating expenses, and have also excluded the following items in applicable periods:

-- Transaction fees associated with acquisitions (non-recurring charges)
-- Gain or loss on settlement of lawsuits (non-recurring charges);
-- Amortization of purchased intangibles (non-cash charges); and
-- Restructuring costs (non-recurring charges).

In calculating non-GAAP income from continuing operations and non-GAAP income from continuing operations per share in this release, we have also excluded the following items in applicable periods:

-- Amortization of discount on convertible debt and imputed interest expense (non-cash charges);
-- Losses on repayment/purchase/exchange of convertible notes
   (non-recurring and non-cash charges);
-- Debt conversion inducement expense (non-cash charges associated with the issuance of additional shares in connection with the exchange of convertible notes as well as acceleration of the amortization of previously paid fees associated with the original issuance of the exchanged portion of convertible notes)
-- Imputed interest related to restructuring (amortization of imputed interest expense associated with previously incurred restructuring costs);
-- Gains and losses on sales of assets (non-recurring or non-cash losses and cash gains related to the periodic disposal of assets no longer required for current activities);
-- Gains and losses on minority investments (infrequently occurring and principally non-cash gains and losses related to the disposal of investments in other companies);
-- Other miscellaneous income;
-- Dollar denominated foreign exchange transaction losses (gains)
   (non-recurring and non-cash charges);
-- Charges related to the non-controlling equity interest in the net loss of an investee (non-cash charges); and
-- Differences between cash payable for tax and GAAP provision, less non-recurring items.

In calculating non-GAAP income (loss) from discontinued operations and non-GAAP income from discontinued operations per share in this release, we have also excluded gains on disposal of a product line and disposal of discontinued operations.

A reconciliation of this non-GAAP financial information to the corresponding GAAP information is set forth below:

                            Finisar Corporation
      Reconciliation of Results of Operations under GAAP and non-GAAP

                                                                   Three
                                                                   Months
                      Three Months Ended   Twelve Months Ended     Ended
                     --------------------  --------------------  ---------
                     April 30,  April 30,  April 30,  April 30, January 30,
                       2011       2010       2011       2010       2011
                     ---------  ---------  ---------  ---------  ---------
                                          (Unaudited)
                             (in thousands, except per share data)
Reconciliation of
 GAAP income (loss)
 to non-GAAP income
 (loss) from
 continuing
 operations
Reconciliation of
 GAAP Gross Profit
 to non-GAAP Gross
 Profit:
Gross profit per
 GAAP                $  74,909  $  58,851  $ 312,272  $ 179,741  $  84,065
Gross margin, GAAP        31.6%      31.2%      32.9%      28.5%      32.0%
Adjustments:
Cost of revenues
  Change in excess
   and obsolete
   inventory
   reserve               3,737        491      9,306      6,526      4,589
  Amortization of
   acquired
   technology            1,071      1,192      4,685      4,768      1,222
  Stock compensation     1,388        983      4,797      4,211      1,353
  Payroll taxes
   related to options
   investigation             -          -        (83)         -        (83)
  Purchase
   accounting
   adjustment for
   sale of acquired
   inventory                 -          -         11          -         11
  Reduction in
   force costs               7          -         50        240          1
                     ---------  ---------  ---------  ---------  ---------
    Total cost of
     revenue
     adjustments         6,203      2,666     18,766     15,745      7,093
Gross profit,
 non-GAAP               81,112     61,517    331,038    195,486     91,158
Gross margin,
 non-GAAP                 34.2%      32.6%      34.9%      31.0%      34.7%

Reconciliation of
 GAAP operating
 income to non-GAAP
 operating income:
Operating income per
 GAAP                   21,265     12,919    111,716     11,296     30,599
Operating margin,
 GAAP                      9.0%       6.9%      11.8%       1.8%      11.6%
Adjustments:
Total cost of
 revenue adjustments     6,203      2,666     18,766     15,745      7,093
Research and
 development
  Reduction in force
   costs                    21          -         51         49         25
  Stock compensation     2,162      1,143      6,509      5,521      1,608
  Payroll taxes
   related to options
   investigation             -          -       (118)         -       (118)
Sales and marketing
  Reduction in force
   costs                    46         35        270         35         69
  Stock compensation       653        385      2,168      1,857        536
  Payroll taxes
   related to options
   investigation             -          -        (42)         -        (42)
General and
 administrative
  Reduction in force
   costs                    15         90        136        393         29
  Stock compensation     1,421        816      5,057      3,357      1,189
  Payroll taxes
   related to options
   investigation             -          -        (73)       200        (73)
  Acquisition related
   costs                   995          -        995          -          -
  Litigation
   settlement              (94)      (106)       778         21      3,437
Amortization of
 purchased
 intangibles               382        383      1,531      2,028        383
Restructuring costs          -          -          -      4,173          -
                     ---------  ---------  ---------  ---------  ---------
    Total cost of
     revenue and
     operating expense
     adjustments        11,804      5,412     36,028     33,379     14,136
Operating income,
 non-GAAP               33,069     18,331    147,744     44,675     44,735
Operating margin,
 non-GAAP                 14.0%       9.7%      15.6%       7.1%      17.0%

Reconciliation of
 GAAP income (loss)
 to non-GAAP income
 (loss) from
 continuing
 operations:
Income (loss) per
 GAAP from
 continuing
 operations before
 cumulative effect
 of change in
 accounting
 principle              16,352     14,111     88,379    (22,806)    18,821
Total cost of
 revenue and
 operating expense
 adjustments            11,804      5,412     36,028     33,379     14,136
Non-cash imputed
 interest expenses
 on convertible debt         -        359        742      3,033          -
Loss/(gain) on
 repayment/purchase
 of convertible
 notes                       -          -          -     25,039          -
Imputed interest
 related to
 restructuring              73          -        147          -         74
Other income
 (expense), net
  Loss/(gain) on
   sale of assets         (144)         4         17        289        154
  Loss related to
   minority and
   equity method
   investments             413          -        413      1,625          -
  Other misc income          -          -        (61)        (2)        (3)
  Foreign exchange
   transaction
   loss/(gain)             574     (1,202)     2,393     (1,096)     2,357
  Debt conversion
   expenses              2,652          -      9,218          -      6,566
Provision for income
 tax
  Timing differences       389     (1,999)     1,472     (1,999)       416
                     ---------  ---------  ---------  ---------  ---------
Total adjustments       15,761      2,574     50,369     60,268     23,700
                     ---------  ---------  ---------  ---------  ---------
Income, non-GAAP,
 from continuing
 operations             32,113     16,685    138,748     37,462     42,521
                     ---------  ---------  ---------  ---------  ---------

Reconciliation of
 GAAP income (loss)
 to non-GAAP income
 (loss) from
 discontinued
 operations:
Income (loss) per
 GAAP from
 discontinued
 operations                  -         56       (284)    36,937          -
Adjustments:
  Reduction in force
   costs                     -          -          -          6          -
  Stock compensation         -          -          -        704          -
  Amortization of
   acquired
   technology                -          -          -        170          -
  Amortization of
   purchased
   intangibles               -          -          -         77          -
  Gain/(loss) on
   disposal of a
   product line              -          -          -     (1,250)         -
  Gain on disposal
   of discontinued
   operations                -          -          -    (35,888)         -
                     ---------  ---------  ---------  ---------  ---------
Total adjustments            -          -          -    (36,181)         -
                     ---------  ---------  ---------  ---------  ---------
Income from
 discontinued
 operations,
 non-GAAP                    -         56       (284)       756          -
                     ---------  ---------  ---------  ---------  ---------

Reconciliation of
 GAAP net income to
 non-GAAP net
 income:
Net income per GAAP     16,352     14,167     88,095     14,131     18,821
  Total adjustments
   from continuing
   operations           15,761      2,574     50,369     60,268     23,700
  Total adjustments
   from discontinuing
   operations                -          -          -    (36,181)         -
                     ---------  ---------  ---------  ---------  ---------
Total adjustments       15,761      2,574     50,369     24,087     23,700
                     ---------  ---------  ---------  ---------  ---------
Net income, non-GAAP $  32,113  $  16,741  $ 138,464  $  38,218  $  42,521
                     =========  =========  =========  =========  =========

Income per share
 from continuing
 operations - basic  $    0.36  $    0.24  $    1.72  $    0.58  $    0.53
Income per share
 from continuing
 operations -
 diluted             $    0.33  $    0.22  $    1.55  $    0.56  $    0.47

Income (loss) per
 share from
 discontinued
 operations - basic  $       -  $    0.00  $   (0.00) $    0.01  $       -
Income (loss) per
 share from
 discontinued
 operations -
 diluted             $       -  $    0.00  $   (0.00) $    0.01  $       -

Shares used in
 computing net
 income per share -
 basic                  89,584     70,596     80,582     64,952     80,080
Shares used in
 computing net
 income per share -
 diluted                97,837     82,483     92,715     66,704     93,388

Continuing
 operations
Net income, non-GAAP $  32,113  $  16,685  $ 138,748  $  37,462  $  42,521

Depreciation expense     9,922      7,531     35,694     29,523      8,922
Amortization               208        289      1,050        888        264
Interest expense           504      1,716      4,946      5,780      1,187
Income tax expense         242       (259)     2,976        359        751
                     ---------  ---------  ---------  ---------  ---------
Non-GAAP EBITDA      $  42,989  $  25,962  $ 183,414  $  74,012  $  53,645
                     ---------  ---------  ---------  ---------  ---------

Discontinued
 operations
Net income (loss),
 non-GAAP                    -         56       (284)       756          -
Depreciation expense         -          -          -        119          -
                     ---------  ---------  ---------  ---------  ---------
Non-GAAP EBITDA      $       -  $      56  $    (284) $     875  $       -
                     ---------  ---------  ---------  ---------  ---------

                     ---------  ---------  ---------  ---------  ---------
Total Non-GAAP
 EBITDA              $  42,989  $  26,018  $ 183,130  $  74,887  $  53,645
                     =========  =========  =========  =========  =========

Investor Contact:
Kurt Adzema
Chief Financial Officer
408-542-5050 or Investor.relations@finisar.com

Press contact:
Victoria McDonald
Sr. Manager, Corporate Communications
408-542-4261